                                                                    Exhibit 11.1

Earnings per share is based on the fully diluted weighted average number of common and common equivalent shares outstanding during the period. Pursuant to rules of the Securities and Exchange Commission, all common and common equivalent shares issued and options, warrants and other rights to acquire shares of common stock at a price less than the initial public offering price granted by the Company during the 12 months preceding the offering date (using the treasury stock method until shares are issued) have been included in the computation of common and common equivalent shares outstanding for all periods prior to the initial public offering.

                              E*TRADE GROUP, INC.

                STATEMENT RE: COMPUTATION OF PER-SHARE EARNINGS

(in thousands, except per share amounts)

                                           YEARS ENDED
                                           SEPTEMBER 30,
                                    ----------------------------
                                   1997     1996      1995      1994
                                  ------  --------  --------  --------

Weighted average shares
 outstanding....................  31,221    18,344    15,741    15,226
Common stock equivalents--
  stock options.................   3,353
Securities issued after June 7,
 1996, in accordance with Staff
 Accounting Bulletin 83:
  Series A convertible
   preferred....................     --      5,244     4,825     4,825
  Series B convertible
   preferred....................     --      1,066       950       950
  Stock options.................     --      3,910     4,965     5,185
                                 -------  --------  --------  --------
Shares used to compute per
 share data.....................  34,574    28,564    26,481    26,186
                                 =======  ========  ========  ========
Net income (loss)............... $13,905  $   (828) $  2,581  $    785
                                 =======  ========  ========  ========
Net income (loss) per share..... $  0.40  $  (0.03) $   0.10  $   0.03
                                 =======   ========  ========  ========